EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Minebea Co., Ltd. on Form F-4 of our report dated August 9, 2016 related to the consolidated financial statements of MITSUMI ELECTRIC CO., LTD. as of and for the year ended March 31, 2016 (which report expresses an unqualified opinion and included an explanatory paragraph relating to the unaudited consolidated financial statements as of March 31, 2015 and April 1, 2014 and for the year ended March 31, 2015), appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan

November 14, 2016